EXHIBIT 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (the “Agreement”) made, as of February 14, 2024, by and among WORKSPORT NEW YORK OPERATIONS CORPORATION, a New York corporation, having an address at 2500 North America Drive, West Seneca, New York 14224 (the “Borrower”), WORKSPORT LTD., a Nevada corporation, having an address at 123 W. Nye Lane, Carson City, Nevada 89706 (the “Guarantor”), and NORTHEAST BANK having an address at One Marina Park Drive, Boston, Massachusetts 02210 or its successors and/or assigns (the “Lender”). Borrower, Guarantor and Lender shall hereinafter collectively be referred to as the “Parties”.

W I T N E S S E T H :

WHEREAS, Lender has made a loan (the “Loan”) to Borrower in the principal amount of Five Million Three Hundred Thousand and 00/100 Dollars ($5,300,000.00), which Loan is evidenced by (i) that certain Loan Agreement, dated as of May 4, 2022, between Borrower and Lender (the “Loan Agreement”) and (ii) that certain Promissory Note, dated as of May 4, 2022, made by Borrower in favor of Lender (the “Note”), and secured by, among other things, that certain Mortgage and Security Agreement, dated as of May 4, 2022, and recorded in the Erie County Clerk’s Office in Book 14501 of Mortgages at Page 4768 (the “Mortgage”), and guaranteed by Guarantor pursuant to that certain Guaranty of Payment, dated as of May 4, 2022 (the “Guaranty”, together with Loan Agreement, Note, Mortgage and all other documents, instruments and agreements entered into in connection with the Loan, collectively, the “Loan Documents”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Loan Documents; and

WHEREAS, the Mortgage is now a first (1st) priority lien upon the property commonly known as 2500 North America Drive, West Seneca, New York, as more particularly described in Schedule A-I annexed hereto, and V/L North America Drive West Seneca, New York, as more particularly described in Schedule A-2 annexed hereto (collectively, the “Premises”); and

WHEREAS, pursuant to Section 8.18 of the Loan Agreement, Borrower violated the DSCR Covenant (the “DSCR Covenant”) with respect to the Calculation Date on May 10, 2023 (the “DSCR Covenant Violation”); and

WHEREAS, pursuant to a certain letter agreement dated as of August 7, 2023 between Borrower and Lender (the “Letter Agreement”), Borrower acknowledged and agreed that Borrower violated the DSCR Covenant, and Lender was willing to offer a one-time conditional waiver of the DSCR Covenant Violation, subject to Borrower’s and Guarantor’s compliance with the conditions set forth in the Letter Agreement and Lender submits said conditions were not timely satisfied and the one-time waiver of the DSCR Covenant Violation was not granted;

WHEREAS, subsequent to the DSCR Covenant Violation, Lender submits that Borrower then violated Section 8.6.1 of the Loan, which prohibits Borrower from selling any direct or indirect ownership interest in Borrower without the written consent of the Lender, as a result of the Guarantor, which was the sole shareholder of Borrower, raising capital via a stock sale on October 31, 2023 (the “Ownership Transfer”); and

WHEREAS, by notice of default dated November 16, 2023 (the “Notice of Default”), the Lender declared the Loan in default pursuant to Sections 10.1.1, 10.2.1(E), and 10.2.1(F) of the Loan Agreement as a result of the DSCR Covenant Violation and the Ownership Transfer; and

WHEREAS, the Lender, at the request of Borrower and Guarantor (and without obligation to do so) has agreed as hereinafter provided during the Forbearance Period (hereinafter defined) to forbear from immediately enforcing its rights in connection with the Loan Agreement, the Note, the Mortgage, the Guaranty and the other Loan Documents to move for judgment of foreclosure and sale and seek the appointment of a receiver, and to otherwise immediately enforce its rights under the Loan Documents, subject to Borrower’s and Guarantor’s fully and timely compliance with this Forbearance Agreement, on the express condition that Borrower and Guarantor shall satisfy the conditions set forth in this Agreement and comply with all of the terms of the Loan Agreement, the Note, the Mortgage, the Guaranty and the other Loan Documents, all as amended by this Agreement.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Borrower and Guarantor acknowledge, confirm and agree that: (i) the Loan Agreement, the Note, the Mortgage, the Guaranty and the Loan Documents are in full force and effect as of the date hereof; (ii) the covenants, agreements and obligations of Borrower and Guarantor contained in or incurred under the Loan Agreement, the Note, the Mortgage, the Guaranty and the other Loan Documents constitute the legal, valid binding obligations of Borrower and Guarantor and, as the case may be, are enforceable against the Borrower and Guarantor in accordance with the terms and conditions of the Loan Documents; (iii) the outstanding principal balance due under the Note and Mortgage is $5,300,000.00; (iv) interest thereon has been paid through December 10, 2023; (v) there is presently a balance of $675,786.81 in the Interest Reserve Account on deposit with Lender pursuant to Section 8.21 of the Loan Agreement; (vi) the Mortgage constitutes a first (1st) priority lien on the Premises; and (vii) there are no offsets or defenses to the repayment of such indebtedness.

2. The Parties, pursuant to this Agreement, shall have bound itself to comply with the requirements of this Agreement and to otherwise comply with the requirements of and perform the obligations set forth in the Loan Agreement, the Note, the Mortgage, the Guaranty and the other Loan Documents, simultaneously with the signing of this Agreement.

3. Borrower and Guarantor acknowledge that (i) the Recitals in this Agreement are true and correct in all material respects and are deemed to be incorporated herein, (ii) the DSCR Covenant Violation has occurred and constitutes an Event of Default under the Loan Documents (the “DSCR Default”), (iii) Borrower failed to timely satisfy the conditions set forth in the Letter Agreement for the one-time waiver of the DSCR Covenant Violation and therefore the DSCR Default remains in effect, and (iv) the transfer of ownership interests related to the Ownership Transfer has occurred, which Lender has deemed an Event of Default under the Loan Documents (which together with the DSCR Default shall collectively be referred to herein as the “Existing Defaults”), and Borrower hereby waives any and all defenses to said Existing Defaults. Borrower and Guarantor acknowledge and agree that with the exception to the Existing Defaults and to the best of their knowledge, no further Defaults or Events of Default exist under any of the Loan Documents. The Borrower and Guarantor acknowledge by entering this Agreement (i) the Lender does not and has not waived and is not ever obligated to waive any Default or Event of Default under the Loan Documents, including, without limitation, the Existing Defaults, subject to the terms of this Agreement; (ii) all of the Existing Defaults and the rights and remedies of Lender arising in connection therewith are hereby preserved, subject to the terms of this Agreement; and (iii) except as specifically set forth herein, nothing contained herein constitutes an amendment or modification of any terms, covenants or conditions of the Loan Documents, or a waiver of any Default or Event of Default which may hereafter occur under the Loan Documents.

4. Prior to a Termination Event (as hereinafter defined) and during the Borrower’s and Guarantor’s performance of the Forbearance Conditions (as hereinafter defined) and its other obligations under this Agreement, and so long as such performance persists during such period, Lender shall forebear from commencing an action for a judgment of foreclosure and sale, seeking the appointment of a receiver and/or collecting the Accrued Default Interest (as hereinafter defined) (provided that the same shall continue to accrue pursuant to the terms of the Note), from the date the DSCR Covenant Violation occurred through the occurrence of a Termination Event (the “Forbearance Period”). All outstanding principal, together with all accrued and unpaid interest thereon (including, without limitation, the Accrued Default Interest, as applicable), as the case may be, and any and all other amounts of any nature whatsoever due hereunder and under the Loan Documents, shall be due and payable in full on the earlier of (i) the Maturity Date, (ii) the payment in full of the Loan prior to the Maturity Date or (iii) the occurrence of a Termination Event. Notwithstanding the foregoing or anything contained to the contrary herein, the Parties hereby acknowledge and agree that interest at the Default Rate, which has and shall continue to accrue from the date of the DSCR Covenant Violation (the “Accrued Default Interest”), shall only be due and payable to Lender (i) upon the occurrence of an Event of Default with exception to the Existing Defaults, (ii) upon the occurrence of a Termination Event, and/or (iii) in the event of a default by Borrower or Guarantor in the performance of any of the Forbearance Conditions or any other covenants, conditions and agreements contained in this Agreement.

5. Lender’s agreement to forbear from commencing an action for a judgment of foreclosure and sale, seeking the appointment of a receiver and/or collecting Accrued Default Interest during the Forbearance Period shall be contingent upon the satisfaction of the following conditions (the “Forbearance Conditions”) in the Lender’s sole but commercially reasonable determination:

(a) During the term of the Loan and during the Forbearance Period, Borrower, Guarantor and all of their Affiliates shall hereafter maintain, all operating accounts and deposit accounts with Lender, other than the certain foreign transaction accounts, as more particularly described on Schedule B annexed hereto (together, the “Excluded Accounts”), which Excluded Accounts shall not, in the aggregate, maintain a balance in excess of $400,000.00 at any time (the “Excluded Account Maximum Balance”), without the prior written consent of Lender. Borrower shall furnish to Lender monthly bank statements for the Excluded Accounts evidencing a balance less than the Excluded Account Maximum Balance;

(b) In addition to the financial reporting requirements set forth in Section 8.2 of the Loan Agreement, Borrower and Guarantor shall furnish to Lender the following financial statements, reports and information to Lender within the time periods set forth below:

i. Within thirty (30) days of each quarter end, quarterly projections including profit and loss, balance sheet, and cash flow related to Guarantor’s business operations;

ii. Within thirty (30) days of each quarter end, accounts receivable, accounts payable and inventory aging schedules related to Guarantor’s business operations;

iii. Within thirty (30) days of each quarter end, copies of all purchase orders related to Guarantor’s business operations;

iv. Within thirty (30) days of each quarter end, profit and loss and income statements related to Guarantor’s business operations.

6. Each of the following shall constitute a “Termination Event” under this Agreement:

(a) The occurrence of a monetary Event of Default or a material non-monetary Event of Default (as determined by Lender in Lender’s sole but commercially reasonable discretion) under the Loan Documents (other than the Existing Defaults);

(b) Borrower shall fail to timely pay the entire unpaid principal balance of Loan, together with all accrued and unpaid interest and any other charges due thereon on or before the Maturity Date;

(c) Borrower, Guarantor and/or their Affiliates shall fail to satisfy any of the Forbearance Conditions or any other covenants, conditions and agreements contained in this Agreement;

(d) a sale and/or transfer of the direct or indirect ownership in Borrower and/or Guarantor (other than a Permitted Transfer as defined in Section 8.6.3 of the Loan Agreement, as amended by Section 7 of this Agreement); and/or

(e) any other default under this Agreement.

Lender’s rights and remedies under the Loan Documents from and after the occurrence of a Default or an Event of Default shall not be diminished or affected pursuant to the above definition of Termination Event and the use of such term herein.

7. The Parties hereby agree that the definition of “Permitted Transfers” in Section 8.6.3 of the Loan Agreement shall be amended to include the following:

(a) “The transfer of direct or indirect interest in Guarantor solely as the result of a stock sale to raise additional capital in Guarantor, provided that in all cases: (i) no Default or Event of Default shall exist under the Loan Documents (other than the Existing Defaults); (ii) the transfer shall not change the direct ownership in Borrower or the management control of Borrower; (iii) the transfer shall not result in a change of control of Guarantor such that Steven Rossi is no longer a controlling member of the Board of Directors of Guarantor; (iv) the transfer shall not result in any new individual or entity owning a 10% or greater ownership interest in Guarantor (other than those shares of Guarantor publicly traded on the NASDAQ exchange for which notice will be given to Lender if any single individual or entity holds 10% or greater of such shares) or a 10% or greater indirect ownership interest in Borrower; (v) no transferee shall be a Sanctioned Person; (vi) Borrower shall provide Lender with at least ten (10) days prior written notice of any capital raise by Guarantor (which notice may be given by email); and (vii) Borrower shall deliver to Lender satisfactory reporting of the results of such capital raise within three (3) days after the conclusion of the same.”

8. Notwithstanding anything to the contrary contained herein, Borrower shall continue to make monthly payments of interest in accordance with the terms of the Note. Lender represents that the monthly payment of interest due December 10, 2023 has been made. During the Forbearance Period, Borrower shall at all times continue to maintain the Minimum Balance Requirement in the Interest Reserve in accordance with Section 8.21.2 of the Loan Agreement.

9. Upon the occurrence of a Default or an Event of a Default by Borrower and/or Guarantor during the Forbearance Period, including a default in the performance of any of the Forbearance Conditions or any other covenants and agreements contained in this Agreement, the Loan Agreement, the Note, the Mortgage and/or the other Loan Documents, Borrower shall be afforded the notice, if any, and opportunity to cure as provided for in the Loan Documents.

10. In the event the Note and Mortgage are not paid in full prior to the end of the Forbearance Period or immediately upon the occurrence of a Termination Event, the Lender shall be entitled to all remedies provided in this Agreement and the Loan Documents, including, but not limited to, collecting the Accrued Default Interest from the date of the occurrence of the DSCR Covenant Violation until the earlier date of (i) entry of the judgment of foreclosure and sale or (ii) payment in full of the Loan.

11. Until the full completion by the Borrower and/or Guarantor of the performance required of Borrower under this Agreement, the Loan Agreement, the Note, the Mortgage and the other Loan Documents throughout the Forbearance Period, Lender’s acceptance of any payments is expressly without prejudice to any of the Lender’s rights, does not constitute a waiver or estoppel for any purpose whatsoever.

12. The Lender agrees that, subject to the performance of Borrower and/or Guarantor, as the case may be, pursuant to the terms of this Agreement (including, without limitation, Borrower timely complying with the Forbearance Conditions), it will not commence an action to foreclose the Mortgage, seek the appointment of a receiver, or to enforce the Loan Agreement, the Note, the Guaranty or other Loan Documents, during the Forbearance Period, on the express condition that Borrower complies with all terms of the Mortgage, the Loan Agreement, the Note, the Guaranty, the other Loan Documents and this Agreement (other than the Existing Defaults). In addition, this Agreement shall automatically terminate, without further act or instrument upon the occurrence of a Termination Event.

13. Each of Borrower and Guarantor (the “Borrower Parties”), for itself and its successors and assigns, hereby waives, releases and forever discharges Lender, its agents, employees, members, managers, officers, attorneys and affiliates from all claims, damages, losses, demands, liabilities, actions, suits, causes of action, offsets, counterclaims, and defenses (collectively, “Claims”) that it may now have or claim to have, whether presently known or unknown, foreseen or unforeseen, in any way arising out of or relating, directly or indirectly to any circumstances or state of facts existing on or before the date hereof and pertaining to the Loan and/or the Loan Documents, including but not limited to claims related to Lender’s actions in administering the Loan or negotiating the Loan Documents and claims of lender liability, fraud, duress, illegality, usury, waiver, bad faith, interference in Borrower’s business, or any nonperformance of any agreement or obligation related thereto. Each of the Borrower Parties acknowledges the possibility that unknown losses or claims may exist, or that known losses or claims may have been underestimated in amount or severity. Each of the Borrower Parties confirms that it has taken such possibility into account in determining the consideration to be given for this Agreement and in giving a full accord, satisfaction and discharge of the aforesaid Claims.

14. Subject to the terms of this Agreement, Borrower’s failure to pay any sums due pursuant to the Mortgage, the Note, the Loan Agreement, the other Loan Documents or this Agreement, and any other Defaults or Events of Default under the Mortgage, the Loan Agreement, the Note, the other Loan Documents and this Agreement, will, in each instance, entitle the Lender to pursue any and all of its remedies provided herein and as may be contained in the Loan Documents, including, but not limited to, commencing a foreclosure action under the Mortgage, including the recovery of the full amount due from Borrower and/or Guarantor (less a credit for monies paid), including interest at the Default Rate from the date of the DSCR Covenant Violation until the earlier date of (i) entry of the judgment of foreclosure and sale or (ii) payment in full of the Loan, and shall entitle Lender to the entry of a judgment for the amount due under the Mortgage and for a judgment of foreclosure and sale in foreclosure to satisfy the judgment for the amount due to Lender, to which Borrower, in such instance, hereby consents, and waives all further notice and demand. Lender shall be entitled to the entry of a judgment for all of the relief described in this Paragraph 14 upon the filing of an affidavit with the court, made by an officer of Lender, setting forth the fact of Borrower’s and/or Guarantor’s default under this Agreement and failure to cure. Borrower and Guarantor hereby waive any and all defenses to an action to foreclose the mortgage or to collect under the Guaranty, respectively, other than mandatory counterclaims. Borrower acknowledges, consents and agrees that upon a Default or an Event of Default by Borrower under this Agreement, the Note, the Loan Agreement, the Mortgage and/or any other Loan Documents, all rents in the possession of Borrower or its representatives or agents shall be turned over to Lender and that all rent shall be payable to Lender.

15. Guarantor confirms and approves this Agreement, and ratifies and affirms the Guaranty, and agrees that the Guaranty is in full force and effect following the execution and delivery of this Agreement. The representations and warranties of Guarantor in the Guaranty are, as of the date hereof, true and correct and Guarantor does not know of any default thereunder. The Guaranty continues to be the valid and binding obligation of Guarantor, enforceable in accordance with its terms and Guarantor has no claims or defenses to the enforcement of the rights and remedies of Lender thereunder, except as provided in the Guaranty.

16. Except as specifically modified herein, all other terms of the Mortgage, the Loan Agreement, the Note, the Guaranty and the other Loan Documents, are hereby ratified and confirmed by the Parties, and nothing contained herein shall be deemed to diminish or modify the provisions thereof or the Lender’s rights under same. Whenever the terms and conditions of this Agreement shall in any way conflict with the terms and conditions of the Loan Documents, the terms and conditions of this Agreement shall control and prevail over the said Loan Documents.

17. No failure or delay on the part of the Lender to exercise any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy hereunder.

18. Any notices required to be given hereunder must be made in accordance with the notice provisions set forth in the Loan Documents.

19. Each of the parties hereto hereby irrevocably waive its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the Loan Documents and/or the Loan.

20. Time is of the essence of each of Borrower’s and Guarantor’s obligations under this Agreement.

21. This Agreement may not be amended except in a writing signed by the parties hereto and this Agreement shall be governed by and construed in accordance with the laws of the State of New York in the event any one or more of the provisions of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, executors, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective heirs, administrators, executors, successors and assigns, any rights, remedies, obligations or liabilities.

23. This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one (1) original Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Borrower, Guarantor and Lender.

BORROWER:

WORKSPORT NEW YORK OPERATIONS CORPORATION

By:	/s/ Steven Rossi
Name:	Steven Rossi
Title:	President

GUARANTOR:

WORKSPORT LTD.

By:	/s/ Steven Rossi
Name:	Steven Rossi
Title:	Chief Executive Officer

LENDER:

NORTHEAST BANK

By:	/s/ Brian R. Doherty
Name:	Brian R. Doherty
Title:	Managing Director